Exhibit 10.3

February 11, 2025

Nabors Energy Transition Corp. II

515 West Greens Road, Suite 1200

Houston, Texas 77067

e2Companies LLC

8901 Quality Road

Bonita Springs, Florida 34135

RE:        Sponsor Letter Agreement

Reference is made to that certain Business Combination Agreement and Plan of Reorganization (the “BCA” and the transactions contemplated thereby, the “Business Combination”), dated as of the date hereof, by and among Nabors Energy Transition Corp. II, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Liffey Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror, and e2Companies LLC, a Florida limited liability company (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by the Company, Acquiror, Nabors Energy Transition Sponsor II LLC, a Cayman Islands limited liability company (“Sponsor”), Nabors Lux 2 S.A.R.L., a Luxembourg private limited liability company (société à responsabilité limitée) (“Nabors Lux”), and the undersigned individuals or entities (each such party, a “Holder, and collectively, the “Holders”) in connection with the transactions contemplated by the BCA. The Sponsor, Nabors Lux and the Holders are collectively referred to herein as the “Insiders.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Acquiror, Sponsor, Nabors Lux and the Holders hereby agree as follows:

1.	Each of the Insiders is the holder of record of the shares of Acquiror set forth opposite such party’s name on Schedule I attached hereto. The Insiders collectively hold all Class F ordinary shares, par value $0.0001 per share, of Acquiror (the “Acquiror Class F Ordinary Shares”) issued and outstanding as of the date hereof.

2.	Following the Domestication and subject to the satisfaction or waiver of each other condition to Closing set forth in Article VIII of the BCA, effective immediately prior to the consummation of the Business Combination (the “Closing”), each Insider hereby irrevocably and unconditionally waives the anti-dilution rights that the holders of the shares of Domesticated Acquiror Class F Common Stock and Domesticated Acquiror Class B Common Stock have or will have under the Acquiror Organizational Documents to receive, with respect to (a) each share of Domesticated Acquiror Class F Common Stock, more than one (1) share of Domesticated Acquiror Class B Common Stock and (b) each share of Domesticated Acquiror Class B Common Stock, more than one (1) share of Domesticated Acquiror Class A Common Stock.

3.	If the Company and Acquiror agree that a Private Placement Financing is necessary to meet the Minimum Cash condition set forth in Section 8.03(i) of the BCA and if deemed necessary by Acquiror to satisfy such condition, a PIPE Investor subscribes to purchase PIPE Shares at a per share price less than the Redemption Price, Sponsor hereby agrees to forfeit, or to cause one or more of its members or its or their affiliates to forfeit, a number of Acquiror Class F Ordinary Shares equal to (a) the aggregate number of PIPE Shares purchased by such PIPE Investor minus (b)(i) the aggregate purchase price of PIPE Shares purchased by such PIPE Investor divided by (ii) the Redemption Price.

4.	Nabors Lux hereby agrees to forfeit, or cause one or more of its subsidiaries or their respective affiliates to forfeit, 1,000,000 Acquiror Class F Ordinary Shares (or shares of Domesticated Acquiror Class F Common Stock after the Domestication) immediately prior to the Closing if at such time, Nabors Lux (or one of its affiliates) have not delivered an executed purchase order for an aggregate purchase price of at least $5,000,000 of the Company’s products and services and paid a downpayment equal to 50% of the aggregate purchase price thereunder (the “Purchase Order”), as contemplated by the Statement of Work, dated as of December 4, 2024, by and between Nabors Energy Transition Solutions LLC and the Company.

5.	Sponsor, Acquiror and the other Insiders are party to that certain letter agreement, dated as of July 13, 2021, that was entered into in connection with the initial public offering of Acquiror (the “Prior Letter Agreement”), pursuant to which, among other things, each Insider agreed to certain transfer restrictions on (i) the Class F Ordinary Shares held by it, him or her, (ii) the Class B Ordinary Shares issued upon conversion of such Class F Ordinary Shares and (iii) the Class A Ordinary Shares issued upon conversion of such Class B Ordinary Shares (collectively, the “Founder Shares”). As used herein, the term “Founder Shares” shall also include Domesticated Acquiror Class F Common Stock, Domesticated Acquiror Class B Common Stock and Domesticated Acquiror Class A Common Stock held by each Insider following the Domestication. The parties hereto hereby agree that the provisions of this Section 5 shall superseded the lock-up provisions contained in Section 8 of the Prior Letter Agreement which provisions in Section 8 of the Prior Letter Agreement shall be of no further force and effect.

(a)	Subject to the exceptions set forth herein, each Insider agrees not to transfer, assign or sell any Founder Shares held by it, him or her until the date that is six (6) months after the date of the Closing (the “Founder Shares Lock-Up Period”).

(b)	Subject to the exceptions set forth herein, each Insider agrees not to transfer, assign or sell any Acquiror Private Warrants or Acquiror Class A Ordinary Shares underlying such warrants held by it, him or her (and, following the Domestication, any such Acquiror Private Warrants converted into warrants of Acquiror (“Domesticated Acquiror Private Warrants”) and shares of Domesticated Acquiror Class A Common Stock underlying such warrants) until thirty (30) days after the Closing (the “Acquiror Private Warrants Lock-Up Period” and, together with the Founder Shares Lock-Up Period, the “Lock-Up Periods”).

(c)	Notwithstanding the provisions set forth in Sections 5(a) and 5(b), transfers of Founder Shares, Acquiror Private Warrants or Domesticated Acquiror Private Warrants and Acquiror Class A Ordinary Shares and shares of Domesticated Acquiror Class A Common Stock issued or issuable upon the exercise or conversion of the Acquiror Private Warrants and the Domesticated Acquiror Private Warrants, respectively, and that are held by the Sponsor, any Insider or any of their permitted transferees, as applicable (that have complied with any applicable requirements of this Section 5(c)), are permitted (i) to the Sponsor, any members of the Sponsor or their affiliates or any affiliates of the Sponsor; (ii) to Acquiror’s officers or directors, any affiliates or family members of any of Acquiror’s officers or directors; (iii) in the case of an individual, by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family or an affiliate of such person; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) by virtue of applicable law, or the Sponsor’s operating agreement upon dissolution of the Sponsor; (vii) by private sales or transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the securities were originally purchased; (viii) with respect to up to 2,000,000 Acquiror Shares, as a stock or share dividend or other in-kind distribution of Acquiror Shares by Nabors Industries Ltd., in accordance with Section 7.22 of the BCA; (ix) in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Acquiror’s stockholders having the right to exchange their shares of Domesticated Acquiror Class A Common Stock for cash, securities or other property subsequent to the completion of the Business Combination; (x) as a bona fide gift to a donor-advised fund or charitable organization; or (xi) to enable the Sponsor or its direct or indirect owners to pay or otherwise offset taxes (including estimated taxes) arising in connection with the transactions described in the BCA or make tax distributions in respect thereof; provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

6.	The Insiders each hereby acknowledge that they have read the BCA and this Letter Agreement and have had the opportunity to consult with their tax and legal advisors. The Insiders shall each be bound by and comply with Section 7.09(d) (Public Announcements) of the BCA (and any relevant definitions contained in any such Section) as if each Insider was an original signatory to the BCA with respect to such provision, mutatis mutandis.

7.	During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the BCA pursuant to Article IX thereof, at any meeting of the shareholders of Acquiror, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding Acquiror Class A Ordinary Shares, Acquiror Class B Ordinary Shares and Acquiror Class F Ordinary Shares (collectively, the “Acquiror Shares”) entitled to vote thereon to adopt the BCA and approve the Domestication, the Merger and the other transactions contemplated by the BCA or in any other circumstances upon which a vote, consent or other approval with respect to the BCA, the Domestication, the Merger or the other transactions contemplated by the BCA is sought, each Insider shall vote (or cause to be voted) all Acquiror Shares entitled to vote thereon currently or hereinafter owned by each Insider in favor of the foregoing.

8.	During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the BCA pursuant to Article IX thereof, at any meeting of the shareholders of Acquiror, or at any postponement or adjournment thereof, or in any other circumstances upon which the Insiders’ vote, consent or other approval (including by written consent) is sought, each Insider shall vote (or cause to be voted) all Acquiror Shares entitled to vote thereon, currently or hereinafter owned by such Insider, against and withhold consent with respect to any merger, purchase of all or substantially all of any person’s assets or other business combination transaction (other than the BCA and the Transactions, including the Domestication and the Merger). No Insider shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the consummation of the Merger or the earlier termination of the BCA pursuant to Article IX thereof.

9.	Subject to the terms and conditions of this Letter Agreement, Acquiror, Sponsor and each other Insider agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

10.	During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the BCA pursuant to Article IX thereof, each Insider agrees not to (a) other than in connection with transfers permitted by Section 5, transfer any Acquiror Shares or (b) deposit any Acquiror Shares into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Acquiror Shares or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement).

11.	During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the BCA pursuant to Article IX thereof, each Insider agrees that any Acquiror Shares that any Insider purchases or otherwise hereinafter acquires or with respect to which any Insider otherwise acquires sole or shared voting power after the execution of this Letter Agreement and prior to the earlier of the consummation of the Effective Time and the termination of the BCA pursuant to Article IX thereof shall be subject to the terms and conditions of this Letter Agreement to the same extent as if they were owned by such Insider as of the date hereof.

12.	Each Insider hereby represents and warrants to Acquiror and to the Company as follows:

(d)	Such party has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(e)	As of the date hereof, each Insider listed on Schedule I hereto is the record of, and has good title to, the Acquiror Class F Ordinary Shares listed opposite its, his or her name on Schedule I, free and clear of any and all Liens, other than those created by this Letter Agreement, the Prior Letter Agreement and the Acquiror Organizational Documents, and such party does not own any other capital stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities, of Acquiror. Each Insider listed on Schedule I has and, subject to any transfers to permitted transferees by Sponsor in accordance with the terms of this Letter Agreement, will have until the earlier of the Effective Time and the termination of the BCA pursuant to Article IX thereof sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Letter Agreement and power to agree to all of the matters applicable to such Insider set forth in this Letter Agreement.

(f)	The execution and delivery of this Letter Agreement by such party does not, and the performance by such party of the obligations under this Letter Agreement and the compliance by such party with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such party, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such party, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquiror Shares owned by such party pursuant to any contract or agreement to which such party is a party or by which such party is bound, except, in the case of clause (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(g)	No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other person is required by or with respect to such party in connection with the execution and delivery of this Letter Agreement or the consummation by such party of the transactions contemplated hereby, except as have been obtained as of the date hereof.

(h)	As of the date hereof, there is no action pending against, or, to the knowledge of such party, threatened against such party that would reasonably be expected to materially impair the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(i)	Except for this Letter Agreement and the Prior Letter Agreement, such party has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Acquiror Shares or other equity securities of Acquiror owned by such party, (ii) granted any proxy, consent or power of attorney with respect to any Acquiror Shares or other equity securities of Acquiror owned by such party or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Letter Agreement.

(j)	Such party understands and acknowledges that the Company is entering into the BCA in reliance upon such party’s execution and delivery of this Letter Agreement.

13.	This Letter Agreement, together with the BCA to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by any Insider in connection with the initial public offering of Acquiror constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

14.	No party hereto may assign or transfer either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the Company, Acquiror and Sponsor, except that a party may assign this Letter Agreement in connection with transfers permitted by Section 5, provided, that the assignee agrees in writing to be bound by the terms and conditions of Section 2, Section 7 and Section 8 hereunder. Any purported assignment or transfer in violation of the foregoing shall be null and void ab initio. Subject to the foregoing, this Letter Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

15.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 9.04 (Amendment), 9.05 (Waiver), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 10.08 (Headings), 10.09 (Counterparts) and 10.10 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

16.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the BCA to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16):

If to Acquiror:

Nabors Energy Transition Corp. II

515 West Greens Road, Suite 1200

Houston, Texas 77067

Attention:              Anthony G. Petrello

Email:                     general.counsel@nabors.com

with a copy to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:              Scott Rubinsky

Ramey Layne

Email:                      srubinsky@velaw.com;

rlayne@velaw.com

If to the Company:

e2Companies LLC

8901 Quality Road

Bonita Springs, Florida 34135

Attention:               James Richmond

Email:                      james.richmond@e2companies.com

with a copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Attention:               Rick A. Werner

Simin Sun

Alla Digilova

Email:                       rick.werner@haynesboone.com;

simin.sun@haynesboone.com;

alla.digilova@haynesboone.com

If to any Insider:

515 West Greens Road, Suite 1200

Houston, Texas 77067

17.	This Letter Agreement shall terminate and have no further force and effect upon the earlier of (a) the expiration of the Lock-Up Periods and (b) the termination of the BCA in accordance with its terms prior to the Effective Time; provided, that the obligations of the Insiders set forth in Sections 7 and 8 shall terminate immediately following the earlier of (x) the Effective Time and (y) the termination of the BCA pursuant to Article IX thereof.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

SPONSOR:

NABORS ENERGY TRANSITION SPONSOR II LLC

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

NABORS LUX:

NABORS LUX 2 S.A.R.L.

By:	/s/ Henricus Reindert Petrus Pollmann
Name:	Henricus Reindert Petrus Pollmann
Title:	Type A Manager

HOLDERS:

/s/ Anthony G. Petrello
Anthony G. Petrello

/s/ William J. Restrepo
William J. Restrepo

/s/ Guillermo Sierra
Guillermo Sierra

/s/ Colleen Calhoun
Colleen Calhoun

/s/ Stephen M. Trauber
Stephen M. Trauber

/s/ Colin Crowther Richardson
Colin Crowther Richardson

/s/ Clark Wood
Clark Wood

Signature Page to Sponsor Letter

/s/ Miguel Rodriguez
Miguel Rodriguez

/s/ William Conroy
William Conroy

/s/ John Kotts
John Kotts

/s/ Tony Chase
Tony Chase

/s/ Michael C. Linn
Michael C. Linn

REMINGTON SPAC II, LLC

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	Managing Member

NABORS CORPORATE SERVICES, INC., FBO Anthony G. Petrello EDCP

By:	/s/ Michael Csizmadia
Name:	Michael Csizmadia
Title:	Senior Vice President, General Counsel and Chief Compliance Officer

Signature Page to Sponsor Letter

Acknowledged and agreed

as of the date of this Letter Agreement:

NABORS ENERGY TRANSITION CORP. II

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

Signature Page to Sponsor Letter

Acknowledged and agreed

as of the date of this Letter Agreement:

E2COMPANIES LLC

By:	/s/ James Richmond
Name:	James Richmond
Title:	Chief Executive Officer

Signature Page to Sponsor Letter

Schedule I

Acquiror Shares

Holder	Number of Shares
Nabors Energy Transition Sponsor II LLC	7,475,000 Class F Ordinary Shares
Stephen M. Trauber	50,000 Class F Ordinary Shares
Colleen Calhoun	50,000 Class F Ordinary Shares
Colin Crowther Richardson	50,000 Class F Ordinary Shares